Final Draft SPA - Execution version
SW5278936/5

share sale and purchase agreement
between
Finnveden AB,

FinnvedenBulten AB (publ.)
and
Shiloh Holdings Sweden AB
regarding
all the shares in
Finnveden Metal Structures AB

Schedules	2

1.	Background 3

2.	Definitions 4

3.	Sale and purchase 12

4.	Purchase Price 12

5.	Conditions precedent 13

6.	Actions pending Completion 14

7.	Completion 15

8.	Post-Completion covenants 17

9.	Warranties of the Seller 18

10.	Warranties of the Buyer 26

11.	Remedies and limitation of the Seller’s liability 28

12.	Announcements and confidentiality restrictions 35

13.	Certain restrictions on the Buyer 35

14.	Miscellaneous 35

15.	Disputes and governing law 37

Schedules

Schedule 2.1(a)	Accounts
Schedule 2.1(b)	Calculation of Aggregated Stay On Bonus Payment (Example)
Schedule 2.1(c)	Data room index
Schedule 2.1(d)	Q/A log
Schedule 2.1(e)	Data Room DVD
Schedule 2.1(f)	Exit Bonus Payment
Schedule 2.1(g)	Employee Warrants
Schedule 2.1(h)	Locked Box Accounts and Aggregation Principles
Schedule 2.1(i)	Management Bonus Arrangement
Schedule 2.1(j)	Parent Company Guarantees
Schedule 2.1(k)	Security
Schedule 2.1(l)	Transitional Services Agreement
Schedule 6.1.1(c)	Loan arrangement Poland
Schedule 8.2.7	Employees to be transferred to the Company
Schedule 9.3.4	Holdings of shares
Schedule 9.3.6	Organizational documents
Schedule 9.4.2	Changes to Accounting Principles
Schedule 9.6.2	Collective bargaining agreements
Schedule 9.6.3	Pension undertakings
Schedule 9.6.4	Bonus programs
Schedule 9.7.2	Lease agreements
Schedule 9.8.1	Intellectual Property Rights
Schedule 9.10.1	Material Agreements
Schedule 9.11.4	Environmental issues
Schedule 9.14	Agreements with Seller etc.

SHARE SALE AND PURCHASE AGREEMENT
This share sale and purchase agreement (the “Agreement”) has been made on [day month] 2014 (“Agreement Date”) by and between:

1.
Finnveden AB, a company limited by shares incorporated in Sweden under company registration number 556224-0894 (the “Seller”), with registered address at August Barks Gata 6B, 421 32 Västra Frölunda, Sweden; and

2.	Shiloh Holdings Sweden AB, a company limited by shares incorporated in Sweden under company registration number [0000]] (the “Buyer”), with registered address at [address], Sweden.

3.
Finnveden Bulten AB (publ), a company limited by shares incorporated in Sweden under company registration number 556668-2141, with registered address at August Barks Gata 6B, 421 32 Västra Frölunda, Sweden.

(each a “Party” and collectively the “Parties”).
The Parties have agreed as follows:

1.	Background

1.	Finnveden Metal Structures AB is a company limited by shares incorporated in Sweden under company registration number 556502-8338 (the “Company”).

2.
The Company has a share capital of SEK 131,794.737 distributed on 982,000 shares (the “Shares”). The Seller owns all the Shares. The Seller is a wholly owned subsidiary of FinnvedenBulten (as defined below).

3.
The Company owns all the shares in (i) Finnveden Metal Structures SP.z.o.o., a limited liability company incorporated under the laws of Poland under company registration number 0000283580; (ii) Finnveden China Holding AB, a company limited by shares incorporated in Sweden under company registration number 556838-9950; and Finnveden China Holding AB owns all the shares in Finnveden Metal Structures (Shanghai) Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China under company registration number 310000400659499 (all of the companies referred to under this Clause 1.3 (i) to (ii) jointly referred to as the “Subsidiaries” in accordance with Clause 2.1 below).

4.	The businesses of the Company and the Subsidiaries comprise manufacturing and sales of components and products of steel and magnesium for, primarily, the automotive industry.

5.	The Seller desires to sell, and the Buyer desires to buy, the Shares on the terms and conditions set out in this Agreement.

6.	On the Completion Date, the Company and Seller will enter into the Transitional Services Agreement.

2.	Definitions

1.	In this Agreement:

“Accounting Principles”	means the accounting principles consistently applied by the Company and the Subsidiaries (as applicable) per the Accounts Date.
“Accounts”	means the audited annual accounts of the Company and the Subsidiaries per the Accounts Date, set forth in Schedule 2.1(a).
“Accounts Date ”	means 31 December 2013.
“Active Sites”	means each of the properties Bielsko Biala, Forsheda I and Olofström.
“Affiliate”	has the meaning ascribed to it in Clause 9.14.
“Agreement”	has the meaning ascribed to it in the introductory paragraph hereof.
“Agreement Date”	has the meaning ascribed to it in the introductory paragraph hereof.
“Aggregated Accounts”	means the aggregated accounts of the Group per the Accounts Date.
“Aggregated Stay On Bonus Payment”
means the aggregated Stay On Bonus Payments actually paid by the Company to or on behalf of Management Members. An example of the calculation of the Aggregated Stay On Bonus Payment is set forth in Schedule 2.1 (b).

“Aggregation Principles”	means the principles for aggregating the balance sheets of the Company and the Subsidiaries (as applicable) per the Locked Box Date, set forth in Schedule 2.1 (h).
“Bank Account”	means the bank account with [bank] notified by the Seller to the Buyer no later than 5 Business Days prior to the Completion Date.
“Bielsko Biala”	means the site of operations of the subsidiary Finnveden Metal Structures SP.z.o.o.
“Business”
means the business of manufacturing and sales of components and products of steel and magnesium for, primarily, the automotive industry, using the production processes stamping, die casting and joining, as conducted by the Group on the Completion Date (the “Business”).

“Business Day”	shall mean a day when banks in Sweden and New York are open for general banking business (other than over the Internet only).
“Buyer”	has the meaning ascribed to it in the introductory paragraph hereof.
“Buyer’s Knowledge”	shall mean the knowledge of Brad Tolley and Thomas Dugan representing the Buyer.
“Buyer’s Warranties”	has the meaning ascribed to it in Clause 10 below.

“Claim”	means any claim made by the Buyer against the Seller under this Agreement.
“Company”	has the meaning ascribed to it in Clause 1.1.
“Completion”	means the consummation of the sale and purchase of the Shares, including the transfer of full ownership of the Shares, pursuant to Clause 7.
“Completion Date”	means either (i) June 30, 2014; or (ii) such other date as the Parties may agree on in writing, being the date on which Completion shall take place.
“Customer Complaint”
means a customer complaint or aggregate complaints based repetitive with one another in relation to one or more customer resulting in the Company or any of the Subsidiaries paying compensation to the customer of an amount exceeding SEK 2,000,000 provided that each such customer complaint amounts to at least SEK 300,000.

“Data Room Documents”
means all the documents and information (including the management presentations) made available to the Buyer and its advisors in the course of the Due Diligence in an electronic data room until 15 May, 2014 at 23:59 CET listed in the data room index set forth in Schedule 2.1(c), and in the Q/A log set forth in Schedule 2.1(d), respectively, comprising commercial, financial, legal, technical and other information regarding or otherwise relating to the Company or the Subsidiaries; a complete set of all of which is contained on the DVD to be attached hereto as Schedule 2.1(e ). To be finalized by Merrill Datasite

“Due Diligence”
means the due diligence investigation of the Company and the Subsidiaries conducted by the Buyer and its advisors prior to the execution of this Agreement, during which the Buyer and its advisors during the period 24 March 2014 through 16 May 2014 have, inter alia, investigated the business and state of affairs of the Company and the Subsidiaries, had access to the Data Room Documents, attended management presentations and questions and answer sessions and conducted site visits on the Active Sites.

“Employee Warrants”	means the warrants described in Schedule 2.1(g).
“Encumbrance”	means any mortgage, charge, pledge, lien or other security interest.

“Exit Bonus Payment”
means an amount corresponding to 50% of the maximum aggregated amount (including social charges) payable pursuant to the Management Bonus Arrangement, which amount the Company has undertaken to pay to and for the benefit of the Management Members, subject to and following Completion, calculated as set forth in Schedule 2.1(f).

“FinnvedenBulten”	means FinnvedenBulten AB (publ), company registration number 556668-2141.
“Finnveden Gjutal”	has the meaning ascribed to it in Clause 8.2.4 below.
“Forsheda I”	means the property Värnamo Forsheda 5:119.
“Forsheda II”	means the property Värnamo Forsheda 5:51.
“Gislaved”	means the property Gislaved Ölmestad 8:84.
“Gnosjö”	means the properties Gnosjö Gårö 1:395 and Gnosjö Gårö 1:4.
“Group”	means the Company and the Subsidiaries.
“Historical Sites”	means each of the properties Forsheda II, Gislaved, Gnosjö, Vansbro and Vara or any other property on which the Company or any of the Subsidiaries has conducted its Business.
“Important Customers”	has the meaning ascribed to it in Clause 5.1 (c).
“Intellectual Property Rights”
means all inventions, patents, trademarks, trade names, logos, domain names, copyrights, design rights, database rights, trade secrets, know-how and other intellectual property rights, including, where any such rights are obtained or enhanced by registration, all registrations of such rights and applications and rights to apply for such registrations, in any jurisdiction.

“Key Employees”	means the Management Members and Richard Berg, civic registration number 690705-3539, Leif Torén, civic registration number 620417-5613 and Mikolaj Juzwiak born on May 29, 1974.

“Leakage”
means in respect of the period from the Locked Box Date to the Completion Date:
any transfer of value for the purpose of Chapter 17, Section 1 of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), including any dividend, distribution of profits or assets, issuance of securities, redemption or repurchase or repayment of shares, return of capital, assets transferred, liabilities assumed, indemnified, waived or incurred, paid or made, as applicable, by the Company or any of the Subsidiaries to (or for the benefit of), the Seller or any of its affiliates;
any payment or obligation by the Company or any of the Subsidiaries regarding any bonuses to employees arising out of or in connection with the transactions contemplated by this Agreement; and
any costs for the transactions contemplated by this Agreement, or for matters ancillary thereto, incurred, borne or paid by or charged to the Company or any of the Subsidiaries (including any professional fees, expenses or other costs for the Sellers’ advisers in connection with the transactions contemplated by this Agreement irrespective of whether such fees etc. are incurred and/or invoiced after the Completion Date);
or, an agreement to do any matters referred to in any of a) - c) above;
but shall not include any Permitted Leakage.

“Locked Box Accounts”	means the aggregated balance sheet of the Group per the Locked Box Date, and the description of the Aggregation Principles, as set forth in Schedule 2.1 (h).
“Locked Box Accounting Principles”	means the Accounting Principles applied by the Company and the Aggregation Principles.
“Locked Box Date”	means 31 March 2014.
“Loss”	means all loss, damage, cost and expense (including reasonable attorney’s fees) incurred by any of the Company, any Subsidiary or the Buyer, except for any indirect loss suffered by the Buyer.
“Management Bonus Arrangement”	means the bonus arrangement furnished by the Company for the benefit of the Management Members for the calendar year 2014, as set forth in Schedule 2.1 (i).
“Management Members”
means Anne Olsmo, civic registration number 771127-4865, Ebba Carling Svensson, civic registration number 640211-5189, Hans Grankvist, civic registration number 540516-0036, Marlene Hedendahl, civic registration number 710608-8904, Claes Lindroth, civic registration number 621217-5092, Stefan Janols, civic registration number 670130-6638.

“Material Adverse Change”	has the meaning ascribed to it in Clause 5.1 (b) below.
“Mora”	means the property Mora Östnor 171:2.
“Olofström”	means the property Olofström Hölje 116:116.
“Parent Company Guarantees”
means (i) the parent company guarantees set forth in Schedule 2.1 (j); and (ii) any other guarantees furnished by Seller, FinnvedenBulten or any of their affiliates (other than the Company and the Subsidiaries) as security for any obligations of the Company or any of the Subsidiaries.

“Party” and “Parties”	has the meaning ascribed to it in the introductory paragraph hereof.
“Permitted Leakage”	means the Exit Bonus Payment, the Aggregated Stay On Bonus Payment and, for purposes of clarification, monthly payment to FinnvedenBulten of a management fee equal to SEK 545,000 (excluding VAT).
“Purchase Price”	has the meaning ascribed to it in Clause 4.1 below.

“Security”
means (i) the pledges of shares in the Company and Subsidiaries and the property mortgages set forth in Schedule 2.1(k) and (ii) any other security furnished by Seller, FinnvedenBulten or any of their affiliates (other than the Company and the Subsidiaries) as security for any obligations of the Company or any of the Subsidiaries, of which the Seller notifies Buyer;

“SEK”	means the currency Swedish kronor.
“Seller”	has the meaning ascribed to it in the introductory paragraph hereof.
“Seller’s Knowledge”
or any similar expression in the context of any of the Seller’s Warranties means facts and circumstances within the actual knowledge of the Seller, which shall be deemed to include the actual knowledge of any of Johan Westman, civic registration number, 730527-6235 Erik Forslund, civic registration number 810620-6314 and the Management Members in relation to the relevant Seller’s Warranty, after having made due enquiries with other executives of the Company and the Subsidiaries, to the extent appropriate and relevant.

“Seller’s Warranties”	has the meaning ascribed to it in Clause 9 below.
“Shares”	has the meaning ascribed to it in Clause 1.1 above.
“Shiloh”	means Shiloh Industries Inc., a US listed company with the company registration number [ Shiloh to insert]
“Sites”	means each of the Active Sites and the Historical Sites.
“Statutory Books”
means, in respect of the Company and Finnveden China Holding AB, the share ledger and minutes of shareholders’ meetings and board meetings, and, in respect of Finnveden Metal Structures SP.z.o.o. and Finnveden Metal Structures (Shanghai) Co., Ltd, the equivalent applicable documents.

“Stay On Bonus Payment”
means, in respect of each Management Member who on 31 December 2014 has not terminated, notified or otherwise made known to the Company his/her intention to terminate, his/her employment with the Company, 50% of the maximum amount payable under the Management Bonus Arrangement (including social charges) in respect of such Management Member.

“Subsidiaries”	means each of the companies referred to in Clause 1.3 (i) to (ii) above.
“Vansbro”	means the property Vansbro Örnen 24.
“Vara”	means the property Travå 3:128.

“Taxes”
means all income taxes and other taxes imposed by any tax authority, e.g., capital gains taxes, transfer taxes, value added taxes, social security fees and contributions, duties, charges and withholding taxes, real estate taxes, tax surcharges and late filings or payment fines or interest relating to any taxes, including (for the avoidance of doubt) any of the aforementioned imposts imposed as a secondary liability (such e.g. a secondary liability for withholding tax or wage tax).

“Third Party Claim”
means any claim by a third party (including tax and other authorities) against the Buyer or the Company or any of the Subsidiaries giving rise to, or which is likely to give rise to, any Loss for which the Seller may be liable.

“Transitional Services Agreement”	means the transitional services agreement, substantially in the form set out in Schedule 2.1(l), to be entered into between the Company and Seller.

2.	Other capitalized words and expressions have in this Agreement the respective meaning ascribed to them elsewhere in this Agreement.

3.
Where a word or expression is given a meaning, interpretation or construction in this Agreement, its other grammatical forms will have the corresponding meaning, interpretation or construction, the term “include” or “including” shall be construed without limitation and, further, “material” and the concept of a “material” nature shall be measured relative to the business of the Group taken as a whole, as such business is currently being conducted.

3.	Sale and purchase
Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells and transfers the full ownership of the Shares, free and clear of all Encumbrances and together with all rights attached and accruing thereto, to the Buyer, and the Buyer purchases and accepts the transfer of the full ownership of the Shares from the Seller, on the Completion Date.

4.	Purchase Price

1.	The total purchase price to be paid by the Buyer to the Seller for the Shares (the “Purchase Price”) shall be an amount corresponding to:

(a)	SEK 372,300,000;

(b)	less any Leakage set out in the statement delivered pursuant to Clause 4.2 below.

2.
For the purpose of calculating the Purchase Price , the Seller shall no later than 5 Business Days prior to the Completion Date provide the Buyer with a written notice setting out the Leakage, if any, during the period from the Locked Box Date until (and including) the Completion Date.

3.	The Buyer shall pay the Purchase Price, and interest accrued pursuant to Clause 4.4 below, on the Completion Date, in SEK and in immediately available funds to the Bank Account.

4.
Interest shall accrue on the Purchase Price from the Locked Box Date up to the date the Purchase Price has been paid in full at a rate of 2% per annum. The interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

5.	Conditions precedent

1.	The obligations of the Buyer to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or the waiver by the Buyer of the following conditions precedent:

(c)	the Seller having performed in all material respects all of its obligations required to be performed by it on or prior to the Completion Date pursuant to Clause 6.1.1 and Clause 7.3;

(d)
no Material Adverse Change having occurred. “Material Adverse Change” for the purposes of this Section 5.1 (b) shall mean (aa) any event or circumstance during the period between the Agreement Date and the Completion Date that results in the destruction of tangible assets of the Company and/or any of the Subsidiaries such that the Group together (as the case may be) is reasonably expected to be unable to fulfill more than 30% of their total delivery commitments (to be determined by value or quantity) to customers of the Group for a continuous period of more than three months after such event or circumstance, but excluding the following events or circumstances: (i) changes in global, national or regional political conditions or general economic or market conditions affecting in the same manner other companies in the industries in which the Group operates events (ii) any actions to be taken or omitted to be taken by the terms of this Agreement (iii) any event or circumstance resulting from or in connection with any customer, supplier or financing bank of any Group Company becoming aware of this Agreement (iv) changes in Swedish GAAP or any other applicable accounting principles, or (bb) the filing of a bankruptcy petition or application for the Company or any of the Subsidiaries;

(e)
subject to Clause 5.3.1, that the Buyer, following customer visits with Volvo Car Corporation, AB Volvo and Scania (the "Important Customers")ý which visits are to be organized by Seller and attended by Seller, Buyer and representatives of the Group, has from the point of view of a reasonable businessman sufficient comfort that the Important Customers will not alter its present view of the Group as a key supplier in such way which will sincerely negatively affect the present business relationship;

(f)	new employment agreements prepared by the Buyer and with an effect as of the Completion Date with the Company having been entered into by Johan Westman and Erik Forslund.

2.
The obligations of the Seller to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or the waiver by the Seller of the condition precedent that the Buyer has performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Completion Date pursuant to Clause 6.2 and 7.2.

3.
If any of the conditions set out in Clause 5.1 above is not satisfied or waived by the Buyer or if any of the conditions set out in Clause 5.2 above is not satisfied or waived by the Seller, on the Completion Date (or such earlier date stipulated below), this Agreement shall immediately terminate, in which case neither of the Parties shall have any claim against the other (except for breach or non fulfilment of any of the provisions of Clauses 12, 13, 14 and 15 below).

1.
The Buyer’s right to invoke Clause 5.1 (c) shall be subject to that (a) the Buyer attends a customer meeting organized by the Seller (provided however that such time for meeting is reasonable taking into consideration the time of travel for the Buyer) and (b) provided that the Buyer has notified the Seller in writing that the condition precedent in Clause 5.1 (c) is not satisfied within five (5) Business Days following such customer meeting. The Buyer’s right to invoke Clause 5.1 (d) shall be subject to (c) that the Buyer has presented new employment agreements on market terms and conditions on or before May 31, 2014 and (d) that those agreements have not been accepted by Johan Westman and Erik Forslund on or before June 10, 2014. Any failure on Buyer’s part to comply with (a) - (d) in this Clause 5.3.1 shall automatically mean that the Buyer has waived the condition precedent in Clause 5.1 (c).

4.	The provisions of Clause 5.3 above, this Clause 5.4 and Clauses 12, 13, 14 and 15 below shall survive the termination of this Agreement pursuant to this Clause 5.

6.	Actions pending Completion

1.	Covenants by Seller

1.	During the period between the Agreement Date and the Completion Date, the Seller shall without prejudice to duties under applicable law or corporate governance duties, procure that:

(g)	the business of the Company and each of the Subsidiaries will be carried on only in the ordinary course and CAPEX will be made according to plan;

(h)
no assets of the Company or any of the Subsidiaries with a value of more than SEK 300,000 will be disposed of or become the subject of any Encumbrance otherwise than in the ordinary course of business;

(i)
neither the Company nor any of the Subsidiaries will incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business, except as set forth in Schedule 6.1.1(c);

(j)
neither the Company nor any of the Subsidiaries will prematurely repay any borrowings otherwise than as required by the relevant contract governing such borrowing or in the ordinary course of business;

(k)
neither the Company nor any of the Subsidiaries will commit to new investments outside of the 2014 budget and in excess of SEK 300,000, except for investments for substitution of unworkable assets provided that the Seller has informed the Buyer in writing prior to making such substitution investment;

(l)
the Buyer, following Buyer’s reasonable request thereof for the Seller, the Company or any of the Subsidiaries and provided that the Buyer has waived the condition precedent in Clause 5.1 (c) above, receives access to such information and employees expressed as necessary by the Buyer to prepare for (i) the Completion and the post Completion issues including to obtain permission from the US Securities and Exchange Commission and to (ii) receive updated financial information (including monthly management accounts);

(m)
FinnvedenBulten shall pay to the Company, as compensation for the Exit Bonus Payment to be paid by the Company following Completion, an amount corresponding to the Exit Bonus Payment including, if any, statutory vacation salaries and social security charges thereon; and

(n)
the shares in Finnveden GMF AB, a company limited by shares incorporated in Sweden under company registration number 556248-3452, all of which are owned by the Company, are transferred to the Seller or any affiliated company (outside the Group) of the Seller.

2.	Covenants by Buyer
Buyer undertakes to co-operate with Seller and use its reasonable best efforts, to ensure that the Parent Company Guarantees and Security are released by the respective holders of such Parent Company Guarantees and Security on or before the Completion Date.

3.	Joint covenants by the Seller and the Buyer
The Parties undertake to negotiate in good faith the Transitional Services Agreement and to execute a final agreement which shall be in the form substantially equal to the draft Transitional Services Agreement attached hereto as Schedule 2.1 (l).

7.	Completion

1.	Completion shall take place at the offices of Setterwalls Advokatbyrå at Sankt Eriksgatan 5 in Göteborg, Sweden, on the Completion Date starting at 09.00 CET.

2.	On the Completion Date, the Buyer shall:

(o)	before 11.00 CET pay the Purchase Price, and interest accrued pursuant to Clause 4.4 above, in the manner specified in Clause 4.3 above;

(p)	sign the Transitional Service Agreement; and

(q)	procure that extraordinary shareholders’ meetings in the Company and each of the Subsidiaries are held, at which new board members shall be elected.
The Buyer shall prepare the minutes of such meetings as referred to in (c) above as well as all ancillary documentation and shall ensure that elections of such new board members are filed for registration with the Swedish Companies Registration Office (Sw. Bolagsverket) and other relevant authorities, as applicable, on the Completion Date. Copies of the applications for registration (to the extent the applications are to be filed with the Swedish Companies Registration Office) bearing evidence of the Swedish Companies Registration Office’s receipt thereof shall be delivered to the Seller without delay following such filing.

3.	On the Completion Date, following confirmation of receipt of the Purchase Price, the Seller shall:

(r)	deliver to Buyer the Transitional Services Agreement, duly executed by the respective parties thereto;

(s)	deliver to the Buyer the share certificates representing the Shares, to the extent such share certificates have been issued, duly endorsed to the Buyer together with all pertaining coupons, if any;

(t)	procure that the Buyer is duly entered into the share ledger of the Company as holder of the Shares and deliver the share ledger to the Buyer;

(u)	deliver the share certificates of Finnveden China Holding AB and, in respect of Finnveden Metal Structures SP.z.o.o., the equivalent applicable documents, to the Buyer;

(v)	sign the Transitional Service Agreement;

(w)
deliver to the Buyer letters of resignation signed by each such member of the board of directors (other than employee representatives) of the Company and each of the Subsidiaries respectively that is designated by Buyer or otherwise intends to resign at Completion Buyer to confirm., pursuant to which each of them resign on the Completion Date without any claim for remuneration or other compensation; and

(x)
deliver to the Buyer a so called general power of attorney (Sw. generalfullmakt) of the Company (reasonably acceptable to Buyer), appointing the persons specified by the Buyer to independently and without restriction administer and represent all financial and legal interests of the Company in Sweden and abroad until new members of the board of directors of the Company have been duly registered.

8.	Post-Completion covenants

1.	Covenants of Buyer

1.
The Buyer shall procure that the Company and each relevant Subsidiary will discharge each of the board members and managing directors that resigned or were removed on or before the Completion Date from liability for the financial years 2013 (if applicable) and 2014 until the Completion Date (or the earlier date of their respective resignation or removal) at the next annual shareholders’ meeting in the Company and each of the Subsidiaries, provided that no recommendation to the contrary is made by the auditor of the Company or the relevant Subsidiary.

2.
The Buyer waives, and shall procure that the Company and each of the Subsidiaries waives, any claims which the Buyer, the Company or any of the Subsidiaries may otherwise have, either directly or indirectly, against any director or managing director of the Company or any of the Subsidiaries, that resigned or were removed on or before the Completion Date based on such person’s liability as board member or managing director under applicable law (except in the case of fraud). This provision is for the benefit of the aforementioned directors and may be enforced by any of them. The Buyer undertakes to indemnify each of the said directors from and against the liabilities, claims, losses, damages, fines, penalties, costs and expenses suffered or incurred by him or her as a result of or in connection with any failure by the Buyer to comply with its obligations under this Clause 8.1.2. The Seller shall procure that the aforementioned directors or managing directors of the Company or any of the Subsidiaries, who resigned or were removed on or before the Completion Date, waives any claims which he or she may have (other than claims pursuant to this Clause 8.1.2, and, for the avoidance of doubt, for Stay On Bonus Payment or Exit Bonus Payment) based on such person’s appointment as board member or managing director.

3.
Buyer undertakes to co-operate with Seller and use its reasonable best efforts to ensure that any Parent Company Guarantee or Security not released on or before the Completion Date as per Clause 6.2 is released as soon as possible thereafter.

2.	Covenants of Seller and FinnvedenBulten

1.	Neither the Seller nor FinnvedenBulten shall, during the period of 12 months after the Completion Date, directly or indirectly solicit or entice away from the Company or any of the

Subsidiaries any of their respective employees (provided however, that this Clause 8.2.1 shall not prevent any contact or solicitation made in connection with general advertisement not specifically aimed at such employees).

2.
Neither the Seller nor FinnvedenBulten shall, during a period of 24 months after the Completion Date, directly or indirectly, compete with the Business on the geographical markets on which the Company and the Subsidiaries conducts the Business on the Completion Date. For the avoidance of doubt, the business conducted by Bulten AB, company registration number 556010-8861 and its subsidiaries on the Completion Date shall not be considered a business competing with the Business.

3.	FinnvedenBulten undertakes to pay to the Company, no later than 10 Business Days following 31 December 2014, an amount corresponding to the Aggregated Stay On Bonus Payment.

4.
Seller undertakes not to make any claims against the Company under the share purchase agreement regarding the shares in Finnveden Gjutal AB, company registration number 556429-2380 (“Finnveden Gjutal”), entered into between Seller and the Company on 28 March 2014 and to hold harmless the Buyer and the Company from any claims that may arise from the divestment of the aluminum business by Finnveden Gjutal.

5.
Seller undertakes not to make any claims against the Company under the share purchase agreement regarding the shares in Finnveden GMF AB which shall be entered into and completed prior to Completion in accordance with Clause 6.1.1 (h) and to hold harmless the Buyer, the Company and the Subsidiaries from any claims that may arise and which are directly tied to Finnveden GMF AB. The Seller confirm that, as of the Completion Date and thereafter, there will be no obligations vesting on the Company nor its Subsidiaries directly related to the Finnveden GMF AB.

6.	Seller and FinnvedenBulten hereby agree to allow the Company and any of the Subsidiaries to use the ‘Finnveden’ name, trademarks and logos free of charge and for an unlimited period of time.

7.
Seller shall procure that the employment agreements of the six employees listed in Schedule 8.2.7 are transferred to the Company or shall procure that the services performed by said employees under the Transitional Services Agreement are supplied to the Company for an additional 12 months following expiry of the Transitional Services Agreement should the Buyer so desire.

9.	Warranties of the Seller
The Seller warrants to the Buyer that the statements set out in the subsequent provisions of this Clause 9 (collectively the “Seller’s Warranties”) are correct at the Agreement Date and the Completion Date, or such date specifically stated in a specific Seller’s Warranty.

1.	The Seller’s right and power

1.
The Seller has the requisite power and authority to execute and perform this Agreement and any other documents and instruments to be executed by the Seller under this Agreement and all necessary corporate and other actions to authorize and empower the Seller’s said execution and performance have been taken.

2.
This Agreement constitutes, and the other documents and instruments to be executed by the Seller under this Agreement will (when executed) constitute, valid and binding obligations of the Seller in accordance with their respective terms.

3.	The Seller’s execution and performance of this Agreement or any document or instrument to be executed by the Seller under it do not and will not:

(y)	result in a breach of the Seller’s articles of association or other constitutional documents;

(z)	result in a breach of any resolution adopted by the shareholders or board of directors of the Seller; or

(aa)
result in a breach of any judgment, order or decree of any competent court or governmental, regulatory or other authority by which the Seller is bound or of any agreement to which the Seller is a party or by which the Seller is bound.

4.
The Seller is entitled to consummate the transactions contemplated by this Agreement without the consent of any third party and is otherwise not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of this Agreement or the completion and consummation of the transaction contemplated by this Agreement.

2.	The Shares

1.	The Seller owns and has full title to, and will until the Completion Date own and has full title to, the Shares.

2.	On the Completion Date, the Shares will not be subject to any Encumbrances.

3.	Corporate

1.
The Company and Finnveden China Holding AB are private companies limited by shares (Sw. privat aktiebolag) duly incorporated and validly existing under the laws of Sweden. Finnveden Metal Structures SP.z.o.o. is, a limited liability company duly incorporated and validly existing under the laws of Poland. Finnveden Metal Structures (Shanghai) Co. is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China.

2.	The Company and the Subsidiaries’ respectively (except Finnveden Metal Structures (Shanghai) Co.) have the following share capital:

(ab)	the Company’s share capital amounts to SEK 131,794.737 divided into 982,000 shares;

(ac)	Finnveden China Holding AB’s share capital amounts to SEK 50,000 divided into 50,000 shares; and

(ad)	Finnveden Metal Structures SP.z.o.o.’s share capital amounts to PLN 15,054,000 divided into 15,054 shares.

(ae)
Finnveden Metal Structures (Shanghai) Co.’s share capital is currently under registration. According to the application for registration Finnveden Metal Structures (Shanghai) Co.’s share capital shall amount to USD 300,000 when registered.

3.
Except as set forth in Clause 9.3.2 (d) above, no action or resolution to increase or decrease the Company’s or any of the Subsidiaries’ above mentioned share capital has been, or will until the Completion Date be, passed or taken.

4.
Except the Subsidiaries, and except as set forth in Schedule 9.3.4, the Company has no subsidiaries and does not own or control, whether directly or indirectly, any share capital or other equity in any company or other entity.

5.
There are no outstanding warrants (Sw. teckningsoptioner), convertibles (Sw. konvertibler), share options or other rights, securities or instruments issued or granted by the Company or any of the Subsidiaries giving any person the right to subscribe for, convert into or otherwise receive or call for the delivery, issue, allotment or transfer of any shares or other securities or instruments or loan capital in the Company or any of the Subsidiaries.

6.
The current certificate of registration and articles of association of the Company and each of the Subsidiaries, or in respect of Finnveden Metal Structures SP.z.o.o. and Finnveden Metal Structures (Shanghai) Co., Ltd, the equivalent applicable documents, are set out in Schedule 9.3.6 and except as set forth in Schedule 9.3.6 no action or resolution to alter any of the details or provisions thereof has been, or will until the Completion Date be, taken or passed.

7.
No order has been made and no resolution has been passed for the winding up (Sw. likvidation) of the Company or any of the Subsidiaries or otherwise for a liquidator to be appointed in respect of the Company or any of the Subsidiaries.

8.	The Statutory Books of the Company and each of the Subsidiaries provided in the Data Room Documents are correct and have been kept in accordance with applicable laws and regulations.

9.
The Company owns 175 shares of totally 2,595 shares in the affiliated company, Industriellt UtvecklingsCentrum i Olofström, a company incorporated in Sweden under company registration number 556263-12-17, and there are no contractual obligations for the Company or any of the Subsidiaries to buy any additional shares or to provide funding to that affiliated company.

4.	Financial

1.
The Aggregated Accounts have been prepared in accordance with IFRS taking into consideration the adjustment columns set out in the Aggregated Accounts. For the avoidance of doubt, the Parties acknowledge that the aggregation is subject to certain proforma adjustments (which has been further described in the KPMG fact book provided in the Data Room Documents). The Accounts have been prepared in accordance with the Accounting Principles, which are in accordance with applicable laws and generally accepted accounting principles in Sweden or in other relevant jurisdictions, and present a true and fair view (Sw. en rättvisande bild), of the financial position of the Company and the Subsidiaries respectively in accordance with the Accounting Principles on the Accounts Date and of the profits or losses for the period concerned.

2.	Except as set forth in Schedule 9.4.2, the Accounting Principles have been applied on a consistent basis during the three (3) financial years preceding the current financial year.

3.
The Locked Box Accounts have been prepared in accordance with IFRS taking into consideration the adjustment columns set out in the Aggregated Accounts and present a true and fair view (Sw. en rättvisande bild) of the financial position of the Company, the Subsidiaries and the Group as a whole (taking into consideration the adjustment columns) in accordance with the Locked Box Accounting Principles on the Locked Box Date. The inventory shown in the Locked Box Accounts is not obsolete (Sw. kurant). Reserves for excess and obsolete inventory have been made in accordance with the Accounting Principles, applicable laws and generally accepted accounting principles in Sweden (and, as applicable, other relevant jurisdictions). The receivables relating to Faurecia and Volvo in the amount of SEK 19,700,000 are, to the Seller’s Knowledge, fully collectable.

4.	During the period between the Locked Box Date and the Agreement Date

(af)	the business the Company and the Subsidiaries has been carried on only in the ordinary course and CAPEX has been made according to plan;

(ag)
except for the transfer of the shares in Finnveden Gjutal to Seller, no assets of the Company or any of the Subsidiaries with a value of more than SEK 300,000 have been disposed of or become the subject of any Encumbrances otherwise than in the ordinary course of business;

(ah)
neither the Company nor any of the Subsidiaries has incurred any additional borrowings or incurred any other indebtedness otherwise than in the ordinary course of business, except as set forth in Schedule 6.1.1(c); and

(ai)
neither the Company nor any of the Subsidiaries has prematurely repaid any borrowings otherwise than as required by the relevant contract governing such borrowing or in the ordinary course of business.

5.
Since the Locked Box Date, no Leakage has occurred, and the Seller has not, since the Locked Box Date, entered into, or agreed or committed to enter into, any agreement or arrangement pursuant to which any Leakage will occur.

5.	Tax

1.
Each of the Company and the Subsidiaries has filed, and will until the Completion Date file, with the appropriate tax authorities all tax returns and reports required to be filed with such authorities prior to the Completion Date.

2.
The tax returns of the Company and the Subsidiaries have been assessed by the tax authorities through the tax years up to and including the years for which such assessment is required and except in relation to the Employee Warrants set out in Clause 11.3.1, neither the Company nor any of the Subsidiaries is subject to any dispute with any such authority.

3.
Each of the Company and the Subsidiaries has paid to the appropriate tax authorities or, where applicable, reserved in accordance with the Accounting Principles, and will until the Completion Date pay to the appropriate tax authorities or, where applicable, reserve in accordance with the Accounting Principles, all Taxes assessed or due. The Company and the Subsidiaries will not be liable for any additional Tax in addition to any Tax not paid or reserved in accordance with the Accounting Principles pertaining to the period before the Locked Box Date.

4.	On the Agreement Date, there is no ongoing or, to the Seller’s Knowledge, threatened tax audit of the Company or any of the Subsidiaries by any fiscal authority.

5.
All transactions and agreements entered into by the Company and the Subsidiaries with each other have been made in accordance with the transfer pricing policy of the Group and as per the Completion Date all transactions and agreements entered into by the Company and the Subsidiaries on one hand or the Seller or any entity affiliated to the Seller on the other hand, except for the products and services in the Transitional Services Agreement and the share purchase agreement regarding Finnveden Gjutal and Finnveden GMF AB, have to the Seller’s Knowledge been made on market terms and conditions (i.e. on an arm’s length basis).

6.	To the Seller’s Knowledge, neither the Company nor any of the Subsidiaries has been involved in any transactions constituting tax evasion (Sw. skatteflykt enligt skatteflyktslagen (1995:575)),

whereby it shall be noted that there have been group contributions (Sw. koncernbidrag) between the Seller and the companies within the Group.

7.
All losses for tax purposes incurred by any of the Group Companies are trading losses or attributable to group contributions (Sw. koncernbidrag) and are available to be carried forward and set off against income in succeeding periods without limitation and have been assessed as per filed tax returns by the relevant tax authorities and there is no reason to believe that the relevant tax authority will reassess the losses for tax purposes.

6.	Employment and pension

1.
Copies of the employment contracts of the Key Employees have been provided in the Data Room Documents. As per the Agreement date, none of these contracts has been terminated and neither the Company nor any of the Subsidiaries has been informed that any Key Employee intends to terminate any such contract. Except for the Exit Bonus Payment and the Stay On Bonus Payments, there are no agreements or arrangements between the Seller or any company within the Group and an employee or a director of any of the companies in the Group, under which such employee or director is entitled to a bonus or any other remuneration from any Company within the Group, which is conditional upon the completion of the transaction contemplated of this Agreement.

2.	Except as disclosed in Schedule 9.6.2, neither the Company nor any of the Subsidiaries is bound by any collective bargaining agreement.

3.
Each of the Company and the Subsidiaries has complied in all respects with mandatory provisions in respect of present pension and insurance undertakings, including as regards requirements on payment of pension and insurance premiums and safeguarding of prescribed pension plans under the applicable collective bargaining agreements. Neither the Company nor any of the Subsidiaries is bound by any pension obligation other than what follows from applicable collective bargaining agreements or as set forth in Schedule 9.6.3.

4.	Except as set out in Schedule 9.6.4, neither the Company nor any of the Subsidiaries have undertaken any executive compensation plans, bonus plans,

5.
profitsharing plans, employee pension or retirement plans, group life insurance plans, savings, stock option, stock purchase, severance pay, health, disability or accident insurance plan other than what follows from applicable collective bargaining agreements.

6.
The Company and the Subsidiaries have complied with all mandatory laws relating to the employment of labour, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, or other payments provided for in any applicable collective bargaining agreement, equal employment opportunity, employment discrimination and employment safety and have not received notice of any claim that any of the Company or any of the subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing except for the Employee Warrants set out in Clause 11.3.1.

7.
There are no, and have not been during the last two (2) years, any disputes between the Company or any of its Subsidiaries and any of their employees, and there are no pending or, to the Seller’s Knowledge, threatened labour arbitration proceedings relating to the business of the Group.

8.
Except in respect of the services to be supplied pursuant to the Transitional Services Agreement, each of the Company and its Subsidiaries employ all persons necessary for them to carry on the business as presently conducted.

7.	Real property and premises

1.	Neither the Company nor any of the Subsidiaries owns any real property.

2.
All lease agreements pursuant to which the Company or any of the Subsidiaries lease premises are set forth in Schedule 9.7.2. Neither the Company nor any of the Subsidiaries has received any notice prematurely terminating any of the contracts in respect of its leased premises.

8.	Intellectual Property

1.	The registered Intellectual Property Rights listed in Schedule 9.8.1 are owned by the Company or any of the Subsidiaries and are valid.

2.	To the Seller’s Knowledge, neither the Company nor any of the Subsidiaries has received any notice asserting that it is infringing the Intellectual Property Rights of any third party.

3.
The Company and the Subsidiaries own or have the right to use all Intellectual Property Rights, necessary for the Company and each of the Subsidiaries to conduct their respective businesses as presently conducted.

9.	Other assets
Each of the Company and the Subsidiaries owns or has the right to use all assets necessary for them to conduct the Business. All machinery is in good working conditions, subject to normal wear and tear.

10.	Agreements

1.
All of the agreements entered into by the Company or any of the Subsidiaries on or before the Agreement Date and based on the principles defined by the Seller to be material to the Business are listed in Schedule 9.10.1. (“Material Agreements”).

2.	As per the Agreement Date, no notice has been received or sent by the Company or any of the Subsidiaries for the premature termination of any Material Agreement and neither the Company nor any of the Subsidiaries has received any notice asserting that it is in breach of any Material Agreement, and to the Seller’s Knowledge neither the Company nor any of the Subsidiaries is in breach of any Material Agreement.

11.	Regulatory and environmental

1.
Each of the Company and the Subsidiaries complies, and will until the Completion Date comply, in all respects with (i) all applicable laws and regulation applying to their business as presently conducted, and (ii) all licenses, permits, authorizations, approvals and consents of or by governmental, regulatory or other authorities required for the carrying on of its business as presently conducted and there is no ongoing or, to the Seller’s Knowledge, threatening action or proceeding which seeks the variation, revocation or suspension of any such existing license, permit, authorization, approval or consent nor has the Company or any Subsidiary received any notice or communication to that effect.

2.
Each of the Company and the Subsidiaries is carrying on, and will until the Completion Date carry on, its business so that there are no breaches of applicable laws and regulations relating to its business and being in force at the Completion Date.

3.
Each of the Company’s and the Subsidiaries’ licenses, permits, authorizations, approvals and consents of or by governmental, regulatory or other authorities are in accordance with all its contractual undertakings and obligations and sufficient for and in order to continue to conduct its business in the same way, and on unchanged financial and other conditions, as presently conducted, all fees and other charges in respect thereof have been duly paid, there is no and, to the Seller’s Knowledge, has not been any breach or infringement of any of the terms or conditions for any such license, permit, authorization, approval or consent, and all such licenses, permits, authorizations, approvals and consents are in full force and effect and will, to the Seller’s Knowledge, remain in full force and effect on unchanged conditions at least until 60 days after the Completion Date.

4.
The Company and some of the Subsidiaries have carried out environmentally sensitive and hazardous businesses. Except as disclosed in Schedule 9.11.4 neither the Company nor any of the Subsidiaries is or may be liable for any environmental damages, contaminations or other environmental nuisances nor received any notice requiring further actions with regard to contaminations or other environmental or health nuisances as per the Agreement Date.

12.	Insurances

1.
The Company and the Subsidiaries have until the Completion Date maintained insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers which would reasonably be judged to be sound, and required for the business operations, covering the assets to their full value and against such losses and risks as are generally covered for comparable businesses and properties. Valid policies for such insurance coverage are duly in force until the Completion Date. All payments required in order for the insurance policies of the Company and the Subsidiaries provided in the Data Room Documents to be in effect until the Completion Date have been made.

2.
As per the Agreement Date, there are no outstanding claims under any of the above mentioned insurance policies and, to the Seller’s Knowledge, there are no circumstances that are likely to result in such claim.

3.
The Group is, to the Seller’s Knowledge, in compliance in all respects with all terms and conditions contained in the insurance policies and, to the Seller’s Knowledge, nothing has been done or omitted to be done which would make any policy or insurance void or voidable.

13.	Disputes
On the Agreement Date, neither the Company nor any of the Subsidiaries is a party in any ongoing litigation or arbitral proceedings with a value in dispute of more than SEK 2,000,000 and, to the Seller’s Knowledge, no such litigation or arbitral proceedings is threatening. As per the Agreement Date there have been no product liability cases, recalls and Customer Complaints during the last three (3) years and no public subsidies, state aid or grants have been received by the Company and the Subsidiaries which can still be reclaimed according to their terms.

14.	Relationship with the Seller
Except as disclosed in Schedule 9.14, there are no agreements as per the Completion Date between the Company or any of the Subsidiaries, on the one hand, and the Seller or any Affiliate (meaning a closely related legal entity or person to the Seller (Sw. närstående) outside the Group as set out in Chapter 21 § 1 Sections 1-2 of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) or a legal entity or person directly or indirectly controlling, controlled by or under common control with the Seller) including the shareholder of the Seller or any director, employee or any family associate of any of the foregoing, on the other hand.

15.	Other

1.
The Data Room Documents have been compiled in good faith using reasonable efforts with a view to give in all material respects a fair picture of the Company and the Subsidiaries and their Business. The Data Room Documents are, to the Seller’s Knowledge, true and correct.

2.
To the Seller’s Knowledge, all material information about the Company and the Subsidiaries that a reasonable person would find relevant for a prudent purchaser’s decision to acquire the Company has been disclosed to the Buyer.

10.	Warranties of the Buyer

1.
The Buyer warrants to the Seller that the statements set out in the subsequent provisions of this Clause 10 (collectively the “Buyer’s Warranties”) are correct at the Agreement Date and at the Completion Date.

2.
The Buyer has the requisite power, authority and funds to execute and perform this Agreement and any other documents and instruments to be executed by the Buyer under this Agreement, and all necessary corporate and other actions to authorize and empower the Buyer’s said execution and performance have been taken.

3.
This Agreement constitutes, and the other documents and instruments to be executed by the Buyer under this Agreement will (when executed) constitute, valid and binding obligations of the Buyer in accordance with their respective terms.

4.	The execution and performance by the Buyer of this Agreement or any other documents or instruments to be executed by the Buyer under it do not and will not:

(aj)	result in a breach of the Buyer’s articles of association or other constitutional documents;

(ak)	result in a breach of any resolution adopted by the shareholders or board of directors of the Buyer; or

(al)
result in a breach of any judgment, order or decree of any competent court or governmental, regulatory or other authority by which the Buyer is bound or of any agreement to which the Buyer is a party or by which the Buyer is bound.

5.
The Buyer is entitled to consummate the transactions contemplated by this Agreement without the consent of any third party and is not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of this Agreement or the completion and consummation of the transaction contemplated by this Agreement.

6.
The Buyer is duly incorporated and validly existing under the laws of the jurisdiction set out in the preamble of this Agreement and duly qualified to conduct the business conducted on the Agreement Date.

7.
No order has been made, no petition has been presented and no action or resolution has been taken or passed for the suspension of the Buyer’s payments, for the Buyer’s entering into any composition arrangements with any of its creditors, for the liquidation (winding up), bankruptcy, reorganization/reconstruction, receivership or other administration of the Buyer or otherwise for the cessation of the business of the Buyer, or otherwise for a liquidator, receiver or administrator to be appointed in respect of the Buyer. The Buyer is not otherwise insolvent within the meaning of applicable laws or regulations or similar requirements and has not made any assignment in favour of any of its creditors and no execution has been levied upon any of its assets.

8.
The Buyer warrants to the Seller that Shiloh does not possess, on the Agreement Date, any knowledge that any of the Seller’s Warranties in Clause 9.5 is not correct and that, to the Buyer’s Knowledge, no breach of the Seller’s Warranties in Clause 9.4 or 9.5 exist as per the Agreement Date. Buyer’s Knowledge shall also include that no advisor has advised the persons constituting Buyer’s Knowledge that there exist any breach of any of the Seller’s Warranties in Clause 9.4 or Clause 9.5.

9.
The Buyer has, as per the Completion Date, secured the financing necessary to fulfill all payment obligations for Buyer as per the Completion Date and will consequently have the ability to pay for all its obligations set out in this Agreement.

11.	Remedies and limitation of the Seller’s liability

1.	Compensation and remedies

1.
If any of the Seller’s Warranties is incorrect, or if the Seller commits another breach of this Agreement, the Seller shall, in its sole discretion and as the Buyer’s sole and exclusive remedies, either (i) rectify, within a two months period after the date such Claim was duly notified pursuant to Clause 11.2.1(a) and, where applicable, Clause 11.2.2(a) and to the reasonable satisfaction of the Buyer, the facts or circumstances giving rise to such incorrectness or breach, or (ii) subject to the limitations provided for in this Clause 11, pay Loss compensation on a SEK by SEK basis (i.e. not based on a multiple or other method used by the Buyer to determine the Purchase Price) to the Buyer with an amount corresponding to the Loss suffered by the Buyer as a consequence of the facts or circumstances giving rise to such incorrectness or breach.

2.
Without prejudice to any of the foregoing, any payment made by the Seller in respect of any Claim shall be in the form of a reduction of the Purchase Price, other than a Claim under Clause 9.1 (The Seller’s right and power), 9.2 (The Shares), 8.2.1 (Non-solicitation restrictions) or 12 (Confidentiality undertakings), where payment in respect of such a Claim shall be in the form of a reduction of the Purchase Price or, at the Buyer’s option, in the form of damages.

3.
The remedies provided to the Buyer in this Agreement shall be exclusive and hence it is specifically agreed that no remedy whatsoever under the Swedish Sale of Goods Act or under any other statute or legal principle, including rescission of this Agreement, shall be available to the Buyer, except in cases of fraud.

4.
The Seller shall not be liable in respect of any warranty, indemnity, covenant, undertaking, obligation toward third parties, liability under any statute (including the Swedish Sale of Goods Act (Sw: köplagen 1990:931)) or legal principle or otherwise arising out of, or in connection with, the transactions contemplated by this Agreement, except where the same is expressly contained in this Agreement. The Buyer confirms that it has not relied on any warranty, indemnity, covenant, undertaking or liability under any statute (including the Swedish Sale of Goods Act) or legal principle which is not expressly contained in this Agreement.

2.	Limitation of the Seller’s liability

1.	The Seller shall not be liable in respect of any Claim:

(am)
to the extent notice of the relevant facts or circumstances giving rise to such Claim, accompanied by reasonable particulars thereof specifying the nature of the Claim and, as far as practicable, the amount of the Loss giving rise to the Claim, is not received by the Seller within 45 Business Days after the Buyer or the Company or any of the Subsidiaries became aware of the facts or circumstances giving rise to the Claim, if and to the extent that the Buyer can show that the Loss claimed was not caused or increased by the failure of Buyer to comply with such deadline;

(an)
which is contingent until such liability becomes an actual liability and is due and payable, provided that this Clause 11.2.1(b) shall not operate to avoid a Claim made in respect of a contingent liability within the time limit and containing such details as are specified in Clause 11.2.1(a) above and, where applicable, Clause 11.2.2 (b) below;

(ao)	to the extent that the Loss giving rise to the relevant Claim is or has been included in a Claim that had been satisfied previously;

(ap)	to the extent that provision or allowance for the facts or circumstances giving rise to the Claim (as a specific reserve) has been made in the Accounts or the Locked Box Accounts;

(aq)
to the extent that the Loss giving rise to the Claim is recovered, coverage has been confirmed under an insurance policy of the Company or any of the Subsidiaries, would have been recoverable if Buyer had sought coverage in accordance with the terms of the relevant insurance policy or would have been recoverable had the insurance protection level that existed at the Completion Date been continued;

(ar)
to the extent the Loss giving rise to the Claim is (i) recovered by the Buyer or the Company or any of the Subsidiaries (whether by payment, discount, credit or otherwise) from a third party, or (ii) not recovered for the sole reason that and the Buyer has failed to take, or to procure the taking of, all reasonable steps to enforce such recovery. All actual recovery (less any reasonable costs incurred in such recovery) shall reduce or satisfy, as the case may be, such Claim;

(as)	to the extent that the facts or circumstances giving rise to the Claim have occurred as a result of an act, omission or transaction of the Buyer, the Company, or any of the Subsidiaries; and

(at)
to the extent that the facts or circumstances giving rise to the Claim have occurred as a result of the passing of or change in, after the date of this Agreement: (i) any legislation, including any increase in the tax rates; (ii) the generally established practice of any governmental, regulatory or other authorities; or (iii) the general economic, financial, regulatory or political conditions.

2.
The Seller shall not be liable in respect of any Claim related to a breach of the Warranties (except for a Claim under Clause 9.1, Clause 9.2 and Clause 9.5 above, which the Parties specifically agree shall not be subject to any of the following limitations save for (a) in respect of Clause 9.5):

(au)
without prejudice to Clause 11.2.1(a), to the extent such Claim has not been notified to the Seller within 14 months from the Completion Date or, in case of a Claim under Clause 9.5 above, within three months from the date the Taxes in issue have been subject to a final and non-appealable decision by the relevant tax authority or court;

(av)
to the extent that such Claim has not been satisfied, settled or withdrawn within three months after the dates referred to in 11.2.2 (a) above and arbitral proceedings pursuant to Clause 15 below in respect thereof have not been instigated within that period;

(aw)
to the extent that the facts, matters or circumstances giving rise to the Claim were known to the Buyer on or prior to the Completion Date (for the avoidance of doubt, any Leakage set forth in the statement delivered by the Seller pursuant to Clause 4.2 above, shall be deemed to have been known to the Buyer on the Completion Date).

(ax)
arising from any single fact or circumstance if the amount of the Loss giving rise to such Claim does not exceed 0.1% of the Purchase Price. If the relevant Loss exceeds said threshold then (subject to the other restrictions of this Clause 11) the Claim shall accrue against and be recoverable from the Seller; and

(ay)
unless the aggregated amount of all Losses giving rise to such Claims notified and for which the Seller (subject to the other restrictions of this Clause 11) would otherwise be liable under this Agreement exceeds 1% of the Purchase Price. If the aggregated amount of all such Losses exceeds said threshold then (subject to the other restrictions of this Clause 11) the Claim shall accrue against and be recoverable from the Seller.

3.	Further, the Seller shall not be liable in respect of any Claim related to a breach of the Warranties (except for a Claim under Clause 9.1, Clause 9.2, Clause 9.3 or Clause 9.5 above) to the extent that the aggregated amount of the Seller’s liability for all such Claims duly notified would exceed an amount equal to 20% of the Purchase Price.

4.	In respect of Claims under Clause 9.4.5 above, the limitations set forth in 11.2.2 (d)-(e) and 11.2.3 above and shall not apply.

5.
In calculating the Loss suffered, there shall be taken into account the amount (if any) by which any taxation for which the Buyer or the Company or any of the Subsidiaries would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the facts or circumstances giving rise to such Loss.

6.
When calculating the amount of a Loss, any Loss not incurred or suffered in SEK shall be converted into SEK at the applicable exchange rate quoted by a well-reputed Swedish bank at the time when the Claim was duly notified pursuant to Clause 11.2.1(a) above and, where applicable, Clause 11.2.2 (a) above.

3.	Specific undertaking by Seller in respect of Employee Warrants, Pension undertakings by Finnveden Metal Structures SP.z.o.o. and audit reports for Finnveden Metal Structures (Shanghai) Co., Ltd
Notwithstanding any of the limitations on the Seller’s liability set out in Clause 11.2 above, except Clause 11.2.1(a) and (c), the Seller shall indemnify and hold Buyer harmless for any and all loss, damage, cost and expense (including for the avoidance of doubt also any interest) :

1.	Employee Warrants
arising out of any decision by the Swedish Tax Authority (Sw. Skatteverket) or any court pursuant to which the Company becomes liable to pay employer’s contributions and/or tax penalty relating to the Employee Warrants;

2.	Pension undertakings in Finnveden Metal Structures SP.z.o.o.
in excess of SEK 3,200,000 which is the present liability for pension undertakings of Finnveden Metal Structures SP.z.o.o. not funded in accordance to the relevant obligations for that company;

3.	Audit reports for Finnveden Metal Structures (Shanghai) Co. Ltd due to any negative deviation from the audit reports of the accounts of the company Finnveden Metal Structures (Shanghai) Co. Ltd compared with presented accounts of the said company.

4.	Audit reports to Finnveden Metal Structures SP.z.o.o.
due to any negative deviation from the audit report of the accounts as of December 31, 2013 compared with the presented accounts to the Buyer.

4.	Specific undertaking by Seller in respect of environment

1.
Subject to any limitation set forth in this Clause 11.4, the Seller indemnifies the Buyer and the Company and any of the Subsidiaries for all costs and damages for environmental matters arising from operations conducted prior to the Completion Date, provided that (i) any contamination that is discovered within a period of up to five years from Completion shall be deemed to have been caused by the Seller unless the Seller can prove otherwise and (ii) with regard to contamination discovered five years or later from the end of the five year period expressed in (i), the Buyer has to prove that it was caused prior to Completion.

2.	The Seller shall not be liable in respect of any Claim related to a Site under this Clause 11.4.2:

(az)
to the extent the Buyer, the Company or any of the Subsidiaries independently elects to take any remedial action on the Site related to or otherwise affecting the facts or circumstances giving rise to the Claim, unless such action (i) is required under mandatory law or regulation or (ii) has been required in a formal order issued by the responsible regulatory authority including any decisions or formal orders made by any of the aforementioned authorities in connection with (a) expansion which fits within the current Business or (b) exit of the Sites provided, however, that neither the Buyer, the Company or any of the Subsidiaries in case of a transfer of either the Business or any of the Company or the Subsidiaries shall be entitled to make, or cause to make, any remedial action as stipulated above or (iii) is required to avoid imminent danger to health and safety;

(ba)
if the Buyer, the Company or any of the Subsidiaries after the Completion Date has changed the use of such Site to more sensitive land use due to a change of the existent zoning plan such Site (Sw. Detaljplan) compared to the land use prior to Completion; or

(bb)
if the circumstances giving rise to the Claim have been caused by the activities of the Buyer, the Company or any of the Subsidiaries in the form of ground or construction works, unless such ground or construction works is part of an expansion which fits within the current Business, or any material changes in the activities on the site concerned by the Claim.

3.
In case of a Claim against the Buyer relating to any of the Active Sites, with the exception of Claims relating to contamination in the form of asbestos or Claims that are related to Forsheda I for which no cost-sharing shall exist, the Buyer will share all costs and/or damages in excess of SEK 11,000,000 with the Seller in the proportion 15 % for the Buyer and 85 % for the Seller.

4.	The Seller’s maximum total liability for any and all Claims under this Clause 11.4 relating to Active Sites shall never exceed an aggregate total amount of SEK 150,000,000, except for

Claims relating to contamination in the form of asbestos and Claims that are related to Forsheda I or for Claims relating to Historical Sites for which the Seller’s liability shall be unlimited.

5.
In case of a Claim related to a Site, the Buyer shall notify the Seller of any such Claim and of any circumstance which is likely to give rise to such a Claim, respectively, within 15 Business Days after it or the Company or any of the Subsidiaries becomes aware of such Claim or such circumstance, as the case may be, and thereafter continuously keep the Seller informed thereof. In the event of a Claim related to a Site:

(bc)	the Buyer shall, and shall procure that the Company and the Subsidiaries shall:

(i)	allow the Seller and its advisers to investigate the fact or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim; and

(ii)
give all such reasonably requested information and assistance, including reasonable access to the Site in question and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its advisers may reasonably request for such purpose;

(bd)
the Buyer shall not, and shall procure that none of the Company and the Subsidiaries shall make any admission of liability in respect of such Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(be)
the Buyer shall consult with the Seller in good faith prior to deciding on any remediation or other action in relation to a potential Claim against the Seller for any Site and in case the Parties’ cannot agree with one another on which type of remediation or action (including who to perform it) which is to be made:

(iii)
the Seller shall, in relation to a Claim relating to any of the Historical Sites, be entitled, in its absolute discretion and provided only that the Seller’s decision is commercially and professionally reasonable to make a proper remedy, to take such action as it shall deem necessary to make a proper remedy of the underlying environmental reason for the Claim in the name of and on behalf of the Company or the relevant Subsidiary concerned; and

(iv)
the Buyer shall, in relation to a Claim relating to any of the Active Sites, be entitled, in its absolute discretion and provided only that the Seller’s decision is commercially and professionally reasonable to make a proper remedy, to take such action as it shall deem necessary to make a proper remedy of the underlying environmental reason for the Claim against the Seller.

(bf)
the Buyer shall, and shall procure that the Company or the Subsidiary concerned shall, otherwise give the Seller and its advisors all such reasonably requested authority, information and assistance reasonably required in order to enable the Seller to exercise its right pursuant to Clause 11.4.5 (c) above.

6.	The Seller shall not be liable in respect of any Claim under this Clause 11.4 to the extent such Claim has not been notified to Seller within 10 years from the Completion Date.

5.	Handling of Third Party Claim

1.
The Buyer shall notify the Seller of any Third Party Claim and of any fact or circumstance which is likely to give rise to a Third Party Claim, respectively, within 15 Business Days after it or the Company or any of the Subsidiaries becomes aware of the Third Party Claim or such fact or circumstance, as the case may be, and thereafter continuously keep the Seller informed thereof. In the event of a Third Party Claim:

(bg)	the Buyer shall, and shall procure that the Company and the Subsidiaries shall:

(v)
allow the Seller and its advisers to investigate the fact or circumstance alleged to give rise to such Third Party Claim and whether and to what extent any amount is payable in respect of such Third Party Claim provided that such investigations shall be completed by the time period set out in Clause 11.5.1(c) below regarding the notification; and

(vi)
give all such reasonably requested information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its advisers may reasonably request for such purpose;

(bh)
the Buyer shall not, and shall procure that neither the Company nor any of the Subsidiaries shall make any admission of liability in respect of such Third Party Claim or compromise, dispose or settle such Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(bi)
the Seller shall be entitled at its own expense and in its absolute discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, appeal or compromise such Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Company or the relevant Subsidiary concerned and to have the conduct of any related proceedings, negotiations or appeals provided that the Seller shall notify the Buyer thereof within 30 Business Days after receipt of notice from Buyer about the existence of the Third Party Claim; and

(bj)
the Buyer shall, and shall procure that the Company or the Subsidiary concerned shall, otherwise give the Seller and its advisors all such reasonably requested authority, information and assistance reasonably required in order to enable the Seller to exercise its right pursuant to Clause 11.5.1(c) above;

(bk)
provided that the Buyer may expressly declare in writing that with respect to a particular Third Party Claim subparagraphs (a) to (d) shall not apply and that for such Third Party Claim the Buyer cannot raise a Claim against Seller.

12.	Announcements and confidentiality restrictions

1.
The Parties shall co-operate regarding news releases, information to employees, customers and suppliers and other public information disclosures relating to the transfer of the Shares under this Agreement. No Party will make any such release or make any such other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as either of the Parties may be required to disclose under law or regulation or any binding stock exchange rules; in such case the Party required to disclose shall inform and consult with the other Party prior to any such disclosure.

2.
None of the Parties may for a period of 5 years after the Agreement Date disclose to any third party the content of this Agreement or any details of the negotiations that took place between the Parties with respect to the transactions contemplated by this Agreement, except if, and to the extent that, such disclosure is required (i) by law or any binding stock exchange rules, (ii) in connection with necessary and confidential contacts with competent authorities, or (iii) in connection with arbitration proceedings dealing with the Parties’ obligations under this Agreement.

13.	Certain restrictions on the Buyer

1.
If Completion does not take place pursuant to Clause 5, the Buyer shall not during the period of 18 months after the Agreement Date directly or indirectly solicit or entice away from the Company or any of the Subsidiaries any of its employees (provided however, that this Clause 13.1 shall not prevent any contact or solicitation made in connection with general advertisement not specifically aimed at such employees).

2.
Notwithstanding any provision of the confidentiality agreement dated 2 December 2013 between the Seller and the Buyer to the contrary and Clause 14.4 below, the said confidentiality agreement shall remain in full force and effect until and unless Completion takes place, provided, however, that if Completion does not take place pursuant to Clause 5, Confidential Information (as defined in the said confidentiality agreement) may not be used (nor permitted to be used) for any purpose whatsoever.

14.	Miscellaneous

1.	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by it.

2.	Changes and additions to this Agreement, including to this Clause 14.2, must be in writing and duly executed by the Parties.

3.
If any provision of this Agreement is held to be invalid or unenforceable by any competent court, authority or arbitral tribunal, the remainder of that provision and all other provisions will remain valid and enforceable to the fullest extent permitted by applicable law, and the Parties shall negotiate any necessary changes to this Agreement to maintain the framework, structure and operation of the transactions contemplated by this Agreement as far as possible.

4.
This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all previous and contemporaneous negotiations and understandings between the Parties, whether written or oral.

5.
A Party’s waiver (Sw. eftergift) of any of its rights or remedies under this Agreement must be in writing and duly executed by it. No single or partial waiver of any such right or remedy shall preclude any other or further exercise of that or any other such right or remedy.

6.	Finnveden Bulten agrees to be liable jointly and severally for all liabilities of the Seller under this Agreement.

7.	Shiloh agrees to be liable jointly and severally for all liabilities of the Buyer under this Agreement.

8.
All correspondence and notifications pursuant to this Agreement shall be in writing in the English language and shall be deemed to have been duly received (i) on the day of delivery, if delivered personally, (ii) on the second Business Day after sending, if sent by reputable overnight courier (with delivery receipt obtained), or (iii) on the fifth Business Day after sending, if sent by registered or certified mail (Sw. rekommenderat brev eller rekommenderat brev med mottagningsbevis), to the address of the recipient set forth below (or to such other address of the recipient notified to the sender by the recipient for the purpose of this Agreement):

If to the Seller or FinnvedenBulten to:
FinnvedenBulten AB (publ)
Attention: verkställande direktören
August Barks Gata 6B

421 32 Västra Frölunda
Sweden
with a copy to the Seller’s counsel:
Setterwalls Advokatbyrå
Attention: Advokat Anders Holmgren
Box 11235
404 25 Göteborg
Sweden
If to the Buyer to: To be finalized by Buyer
Shiloh Holdings Sweden AB
Attention: [title]
[Address]
with a copy to the Buyer’s counsel:
[Name of law firm] To be finalized by Buyer
Attention: [name or title]
[Address]

9.
Neither of the Parties may assign nor transfer any part of its rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the permitted assignees of the Parties.

15.	Disputes and governing law

1.
Any dispute, controversy or claim arising out of, or in connection with, this Agreement or any non-contractual obligations arising out of or in connection with it, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”). The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitration proceedings shall be English.

2.	All arbitral proceedings conducted pursuant to Clause 15.1 above, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings nor be disclosed to any third party without the prior written consent of the Party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing Parties.

3.
This Agreement (including Clause 15.1 above) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Sweden, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

_________________
This Agreement has been executed on the date first above written in three copies, of which each Party has taken one.

Place:		Place:
FINNVEDEN AB		SHILOH HOLDINGS SWEDEN AB
By:	/s/ Johan Westman	By:	/s/ Ramzi Y. Hermiz
	Johan Westman		Ramzi Y. Hermiz

		By:	/s/ Brad E. Tolley
Brad E. Tolley

Place:		Place:
FINNVEDENBULTEN AB (publ)		SHILOH INDUSTRIES INC.
By:	/s/ Johan Westman	By:	/s/ Ramzi Y. Hermiz
	Johan Westman		Ramzi Y. Hermiz